UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 29, 2022

PacWest Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-36408	33-0885320
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212

(Address of principal executive offices and zip code)

(310) 887-8500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.01 per share	PACW	The Nasdaq Stock Market LLC

Depositary Shares, Each Representing a 1/40th Interest in a Share of 7.75% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A	PACWP	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Exchange on Which Registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On September 29, 2022, Pacific Western Bank (the “Bank”), a subsidiary of PacWest Bancorp, issued and sold $132,814,758 aggregate principal amount of PacWest Reference Notes, Series 2022-1 due June 27, 2052 (the “Notes”). The Notes were issued pursuant to a Note Issuance and Administration Agreement, dated September 29, 2022, by and between the Bank and Citibank, N.A., as securities administrator, and were sold pursuant to a Note Purchase Agreement, dated September 23, 2022, by and between the Bank and Credit Suisse Securities (USA) LLC, as initial purchaser.

The net proceeds of the offering will be approximately $128.7 million and will be used for general corporate purposes. The Bank deposited $132,814,758 into a correspondent bank account held by Citibank, N.A. as the collateral account for the Notes (the “Collateral Account”). The Notes are linked to the credit risk of an approximately $2.66 billion reference pool of loans (the “Loans”) owned by the Bank and purchased under the Bank’s single-family residential mortgage purchase program, but the Notes are not secured by the Loans. Interest and principal payable on the Notes are general obligations of the Bank. The repayment of principal on the Notes is secured by the Collateral Account. This transaction is designed to furnish credit protection to the Bank with respect to Loans that experience certain credit events. The transaction will result in a reduction in the Bank’s risk-weighted assets, thereby improving regulatory capital ratios. The principal and interest payable on the Notes may be reduced by the Bank’s loss on the Loans if one of the following occurs with respect to a Loan: (i) realized losses are incurred by the Bank following a liquidation of the Loan or certain other events, or (ii) certain loss mitigation modifications of the Loan result in a reduction in payments. The Notes are issued in five classes, which accrue interest at rates ranging from SOFR plus 8.00% - 13.25% with interest paid to the noteholders monthly. The aggregate losses, if any, for each payment date will be allocated to reduce the class principal amount of the outstanding classes of Notes and the current interest of the Notes in reverse order of payment priority (beginning with the Class B notes) until the class principal amount of each class of Notes is reduced to zero.

The indebtedness evidenced by the Notes, including principal and interest, are (i) senior obligations of the Bank that rank senior to any subordinated obligations of the Bank, (ii) not subordinated to any other obligations of the Bank and (iii) rank in all respects pari passu with the other unsecured and unsubordinated indebtedness and obligations of the Bank (except, in each case, any obligations entitled to priority by operation of law). The Notes were issued at par and are uncapped floating rate notes. The Notes will amortize as the Loans amortize, and the stated maturity date of the Notes is June 27, 2052, subject to a four-month holdback period and related holdback amount. Upon the occurrence of certain regulatory events or upon the unpaid principal balance of the Notes being less than or equal to 10% of the initial aggregate principal amount of the Notes, the Bank may exercise its right to redeem the Notes in full. In certain circumstances, a redemption initiated by the Bank in connection with a regulatory event will require the Bank to pay to noteholders a makewhole amount equal to 4% of the redemption payment amount if the redemption date falls on or prior to the third anniversary of the closing date or 2% of the redemption payment amount at any time thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: September 29, 2022	By:	/s/ Bart R. Olson
		Name:	Bart R. Olson
		Title:	Executive Vice President, Chief Financial Officer